UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2008

HECLA MINING COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8491	77-0664171
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 North Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

(Address of Principal Executive Offices) (Zip Code)

(208) 769-4100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors’ Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

A.	Compensation of Executive Officers

Upon recommendations made by the Compensation Committee, the Board of Directors (the “Board”) of Hecla Mining Company (the “Company”) approved an increase in base salary for each of the Company’s named executive officers (in the case of Mr. Phillips S. Baker, Jr., the Company’s Chief Executive Officer, the independent members of the Board approved his salary increase), effective June 1, 2008, as follows:

Annual Salary

Phillips S. Baker, Jr., President & CEO	$445,000
Philip C. Wolf, Senior V.P. – General Counsel	$240,000
Ronald W. Clayton, Senior V.P. – Operations	$235,000
Michael H. Callahan, V.P.	$205,000

B.	Long-Term Performance Payment Plan

We utilize a Long-Term Performance Payment Plan for senior executives and other key employees of the Company. Under the plan, a new performance period begins each calendar year and runs for three years. Upon recommendations made by the Compensation Committee, the Board approved goals for the Hecla Mining Company Executive Senior Management Long-Term Performance Payment Plan for the 2008 – 2010 plan period. The Board also approved the assignment of performance units for the 2008 – 2010 plan period to all executive officers (in the case of Mr. Baker, the independent members of the Board approved his award), as follows:

2008 – 2010 Plan Period

Performance Targets – In general, there should be a continued focus on resource growth and cash contribution generation for the 2008 – 2010 plan period. Emphasis will be placed on resource growth for the plan period by weighting resource growth 75% and cash contribution 25% in determining the value of the incentive award at the conclusion of the 2008 – 2010 plan period. Performance targets have been established for resource growth (i.e. gold, silver and silver equivalent resources) and cash contribution generation from the Company’s resources. Base metals will be included in resource additions at 50% of their equivalent silver value. The goal is to incentivize management to focus on resource growth, production and cost management.

Performance Unit Awards – The Board assigns performance units at the beginning of each three-year plan period. Upon recommendations made by the Compensation Committee, the Board approved the following performance units for the 2008 – 2010 plan period (in the case of Mr. Baker, the independent members of the Board approved his award):

Units

Phillips S. Baker, Jr., President & CEO	5,600
Philip C. Wolf, Senior V.P. – General Counsel	1,750
Ronald W. Clayton, Senior V.P. – Operations	1,750
Michael H. Callahan, V.P.	1,300
James A. Sabala, Senior V.P. & CFO	1,435

Performance Award Value – The value of performance units can range from $0 to $275 per unit, depending on performance. This represents an increase of up to $75 per unit compared to prior years, when the value of performance units ranged from $0 to $200 per unit. Assuming both targets are met at the 100% level, performance unit terminal value would be $100/unit. For example, assuming both resource growth and cash flow targets are met, the performance award valuation would be as follows:

1.	Resource growth goal @ 100% = $75.00/performance unit

2.	Cash flow goal @ 100% = $25.00/performance unit

3.	Total performance award terminal value = $100.00

4.	Multiplied by number of units awarded an individual participant

5.	Equals total individual participant award

The Company’s Executive and Senior Management Long-Term Performance Payment Plan is incorporated herein by reference from Exhibit 10.1.

C.	2008 Short-Term Performance Plan

The Board, based on recommendations of the Company’s senior management and the Compensation Committee, established targeted quantitative and non-quantitative goals for corporate performance (in the case of Mr. Baker, the independent members of the Board approved his 2008 goals). For 2008, corporate performance quantitative goals include total gold and silver production, production costs per ounce for silver and gold, cost containment, safety, environmental costs, capital expenditures and resource development goals. Corporate non-quantitative goals include, among other goals, training, explorations and acquisitions, integration of Greens Creek, and resolving certain legal issues.

The Chief Executive Officer’s performance payment for 2008 will be based solely on corporate performance. The Senior Vice Presidents’ and other Vice Presidents’ performance payments will be based 60% upon corporate performance with 40% based upon individual performance.

The Company’s Performance Pay Compensation Plan is incorporated herein by reference from Exhibit 10.2.

Item 8.01 Other Events

On May 16, 2008, the Board declared a regular quarterly dividend of $0.875 per share on the outstanding Preferred B shares. The cash dividend is payable July 1, 2008, to shareholders of record on June 15, 2008.

On May 16, 2008, the Board also declared a quarterly dividend of $1.625 per share on the outstanding 6.50% Mandatory Convertible Preferred Stock. The cash dividend is payable July 1, 2008, to shareholders of record on June 15, 2008.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1

Hecla Mining Company Executive and Senior Management Long-Term Performance Payment Plan incorporated by reference herein to exhibit 10.7(b) to Registrant’s Amendment No. 1 on Form 10-Q/A for the quarter ended June 30, 2003, filed on March 15, 2005. (1)

10.2

Hecla Mining Company Performance Pay Compensation Plan incorporated by reference herein to Exhibit 10.5(a) to Registrant’s Form 10-K for the period ended December 31, 2004, filed on March 16, 2005. (1)

____________________

(1)	Indicates a management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HECLA MINING COMPANY
By:	/s/ Philip C. Wolf
Philip C. Wolf Senior Vice President

Dated: May 21, 2008